Exhibit 99.1
PRESS RELEASE
Tranzyme Pharma Announces Second Quarter
2012 Financial Results

- Company Completes Patient Enrollment in TZP-102 Phase 2b Trial -

RESEARCH TRIANGLE PARK, N.C. (August 9, 2012) - Tranzyme Pharma (NASDAQ: TZYM), a biopharmaceutical company focused on discovering, developing and commercializing novel, first-in-class small molecule therapeutics for the treatment of gastrointestinal (GI) motility disorders, today announced its financial results and business update for the second quarter ended June 30, 2012.

“We are very pleased that patient enrollment in our 12-week Phase 2b trial evaluating TZP-102 for diabetic gastroparesis is complete, and we are on target to announce top-line study results by year-end,” said Vipin K. Garg, Ph.D., President and CEO of Tranzyme Pharma. “Diabetic gastroparesis affects millions of people worldwide, yet there are no safe and effective treatments available to them. With the incidence of diabetes on the rise, it is expected that the prevalence of gastroparesis in these patients will rise correspondingly.”

Select Second Quarter 2012 Financial Results

Total revenue for the second quarter of 2012 was $2.4 million compared to $3.0 million in the same period last year. The decrease in revenue was primarily due to changes in the amortization period for deferred revenue from the upfront licensing fee received from our collaboration with Bristol-Myers Squibb Company. Research and development expenses were $5.5 million in the second quarter 2012 as compared to $5.7 million for the same period in 2011. The decrease was primarily due to a decrease in expenses incurred for Phase 3 clinical trials and registration efforts for ulimorelin offset by an increase in expenses for the Phase 2b clinical trial for TZP-102. General and administrative expenses were $1.9 million in the second quarter of 2012 versus $1.3 million in the same period last year, reflecting increased expenses relating to pre-commercialization market research and corporate governance activities. The Company reported a consolidated net loss of $5.6 million compared to $4.4 million for the second quarter of 2011. Cash and cash equivalents at June 30, 2012 were approximately $36.4 million.

Recent Developments

TZP-102 Phase 2b Trial Enrollment Completion

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The Company recently completed patient enrollment in the Phase 2b 12-week trial of its first-in-class, oral, gastrointestinal (GI) motility drug candidate, TZP-102. The trial is being conducted in patients suffering from diabetic gastroparesis, a chronic, often life-altering GI condition affecting both type 1 and type 2 diabetic patients. Preliminary top-line data are expected by year-end 2012.

Norgine License Agreement

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The Company recently announced the termination of the License Agreement dated as of June 11, 2010 by and between Tranzyme and Norgine, B.V. regarding the development and commercialization of Tranzyme's product candidate, ulimorelin. The termination will become effective on October 19, 2012.

Conference Call Details

The Company will host a conference call on Friday, August 10, 2012 at 8:30 am ET to discuss its second quarter 2012 financial results. To participate in the live call, please dial (877) 670-9784 (U.S. and Canada) or (970) 315-0430 (international), five to ten minutes prior to the start of the call. A live audio webcast will also be available in the “Investors” section of the Tranzyme Pharma website, www.tranzyme.com.

A replay of the conference call will be available from August 10, 2012 at 11:30 am ET through August 17, 2012. Investors may listen to the replay by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), with the passcode 12742970. The webcast will also be archived for on-demand listening for 30 days at www.tranzyme.com.

About Tranzyme Pharma

Tranzyme Pharma is a biopharmaceutical company focused on discovering, developing and commercializing novel, mechanism-based therapeutics for the treatment of upper gastrointestinal (GI) motility disorders. While approximately 40 percent of people in the U.S. are affected by these persistent and recurring conditions that disrupt the normal movement of food throughout the GI tract, currently there are a limited number of safe and effective treatment options. Tranzyme is developing TZP-102, an oral ghrelin agonist for treating the symptoms associated with chronic upper GI motility disorders. Enrollment in a multinational Phase 2b trial evaluating TZP-102 in diabetic patients with gastroparesis is complete; top-line data are expected by year-end 2012. By leveraging its proprietary drug discovery technology, Tranzyme is committed to pursuing first-in-class medicines to address areas of significant unmet medical needs.

Further information about Tranzyme Pharma can be found on the Company's web site at www.tranzyme.com.

Forward-Looking Statements

Statements in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, including the expected timing of the availability of preliminary data from our Phase 2b clinical trial of TZP-102, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. Further information on these and other factors that could affect the company's financial results is contained in our public filings with the Securities and Exchange Commission (SEC) from time to time, including our Form 10-K which was filed with the SEC on February 29, 2012, and subsequent filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Tables Follow

Tranzyme, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Licensing and royalty revenue	$1,340	$1,874	$2,783	$3,771
Research revenue	1,071	1,097	2,236	1,539
Total revenue	2,411	2,971	5,019	5,310
Operating expenses:
Research and development	5,535	5,681	13,675	10,182
General and administrative	1,880	1,285	3,828	2,256
Total operating expenses	7,415	6,966	17,503	12,438
Operating loss	(5,004)	(3,995)	(12,484)	(7,128)
Interest expense, net	(624)	(399)	(1,056)	(819)
Other income (expense), net	19	(13)	(489)	175
Net income (loss)	$(5,609)	$(4,407)	$(14,029)	$(7,772)
Net loss per share-basic and diluted	$(0.23)	$(0.19)	$(0.57)	$(0.67)
Shares used to compute net loss per share-basic and diluted	24,607,888	23,217,146	24,604,595	11,610,927

Other comprehensive income (loss):
Net loss	$(5,609)	$(4,407)	$(14,029)	$(7,772)
Foreign currency translation adjustment	(62)	(22)	(42)	13
Comprehensive income (loss)	$(5,671)	$(4,429)	$(14,071)	$(7,759)

Tranzyme, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$36,387	$40,930
Accounts receivable, net	170	656
Investment tax credits receivable	456	838
Prepaid expenses and other assets	806	1,116
Total current assets	37,819	43,540
Investment tax credits receivable	189	—
Furniture, fixtures and equipment, net	1,069	1,171
Total assets	$39,077	$44,711
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$2,670	$1,971
Accrued liabilities	2,070	1,549
Current portion of deferred revenue	2,930	5,574
Current portion of notes payable	2,169	238
Total current liabilities	9,839	9,332
Notes payable, less current portion	17,517	10,734
Other long-term liabilities	146	163
Total liabilities	27,502	20,229
Total stockholders' equity	11,575	24,482
Total liabilities and stockholders' equity	$39,077	$44,711

Corporate Inquiries:
Susan Sharpe
Director, Corporate Communications
(919) 328-1109
ssharpe@tranzyme.com

Investor Inquiries:
David Carey
Lazar Partners, Ltd.
(212) 867-1768
dcarey@lazarpartners.com